Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE                   Contact:  Joanne Lattanzi
                                                  First National Bank of Ipswich
                                                  (978) 356-8105

                                                  Alexander Caswell
                                                  Regan Communications
                                                  (617) 488-2885


                        First Ipswich Bancorp to Acquire
                            The de Burlo Group, Inc.

Ipswich, MA, November 26, 2004 - First Ipswich Bancorp (OTC: FIWC), the bank holding company for The First National Bank of Ipswich, today announced that Ipswich Capital Investment Corp., a wholly-owned subsidiary of the bank, has signed a definitive agreement to acquire The de Burlo Group, Inc. Based in Boston, Massachusetts, The de Burlo Group, Inc. is an investment advisory firm with approximately $330 million in assets under management. The transaction is expected to close in December 2004, and is subject to several conditions, including receipt of all necessary approvals and third party consents. The de Burlo Group will retain its name and location.

"This acquisition represents a strategic decision by the bank to diversify its revenue stream beyond its core banking services while providing a valuable additional service to its customers," said Donald P. Gill, President and Chief Executive Officer of First Ipswich Bancorp and The First National Bank of Ipswich.

Founded in 1987, The de Burlo Group, Inc. is an independent registered investment advisory firm with six employees. The firm is managed by three key principals: Dr. C. Russell de Burlo, Jr., President and Chief Executive Officer, Robin W. Dushman, Senior Vice President, and Richard B. G. Vincent, Vice President, who will remain in their current positions. The de Burlo Group Inc., which offers investment advice to individuals, institutions, and nonprofit organizations, has built a reputation for providing experienced, successful, and professional investment management services to meet the unique needs of each of its clients.

The First National Bank of Ipswich ("FNBI") is a federally chartered bank and a subsidiary of First Ipswich Bancorp. Incorporated in 1892, FNBI is a full-service commercial bank with $388 million in assets, serving communities in Massachusetts and New Hampshire. FNBI operates 12 branches in 11 communities throughout the region.

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